Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT

MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS

PRIVATE OR CONFIDENTIAL.

Alvotech Holdings S.A.

and

Alvogen Lux Holdings S.à r.l.

Service Agreement

THIS SERVICE AGREEMENT is made on and effective as of April 11, 2022,

BETWEEN

(1)

Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B229193 (“Alvotech”);

AND

(2)

Alvogen Lux Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number B149045 (“Alvogen”), each a “Party” and together the “Parties” to this Agreement.

RECITALS

(A)

Alvotech and its Affiliates (as defined below) need support services to be performed for, among others, administrative, finance and legal services, as defined in more details in Appendix 1 of this Agreement (the “Alvotech Support Services”) and Alvogen or its Affiliates has the willingness, resources and capability to provide Alvotech with the Alvotech Support Services.

(B)

Alvogen and its Affiliates need support services to be performed for, among others, administrative, finance and legal services, as defined in more details in Appendix 2 of this Agreement (the “Alvogen Support Services” and together with the Alvotech Support Services, the “Shared Support Services”) and Alvotech or its Affiliates has the willingness, resources and capability to provide Alvogen with the Alvogen Support Services.

(C)	The Parties now want to document the conditions for such Shared Support Services to be provided mutually.

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Construction

1.1	Definitions

When used in this Agreement, the following terms have the following meanings:

“Affiliate(s)” means a legal entity Controlling, Controlled by or under common Control with one of the Parties to this Agreement.

“Agreement” means this service agreement.

“Alvogen” has the meaning set out in the above parties section and shall include its respective Affiliate(s).

“Alvogen Fee” has the meaning ascribed to it in Section 5.1.

“Alvogen Support Services” has the meaning ascribed to it in Recital (B).

“Alvotech” has the meaning set out in the above parties section and shall include its respective Affiliate(s).

“Alvotech Fee” has the meaning ascribed to it in Section 5.3.

“Alvotech Support Services” has the meaning ascribed to it in Recital (A).

“Beneficiary” has the meaning ascribed to it in Section 9.1.

“Business Day” means any day on which banks are open for general business in Luxembourg and Iceland.

“Control” means ownership of more than 50% of the capital or the voting power in such entity. “Controlling” and “Controlled” have meanings correlative thereto.

“Party” and “Parties” have the meaning set out in the above parties section.

“Provider” means the Party providing the Shared Support Services.

“Shared Support Services” has the meaning ascribed to it in Recital (B).

“VAT” means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Interpretation

In this Agreement:

(a)	any reference to any agreement is to be construed as a reference to such agreement as it may be amended, supplemented, modified or extended from time to time, whether before or after the date hereof;

(b)	a reference to a person or persons is, where relevant, deemed to be a reference to or to include their respective successors, permitted assignees or transferees, as appropriate;

(c)	reference to clauses, appendixes and annexes are references to, respectively, clauses of and annexes to this Agreement and reference to this Agreement includes its annexes;

(d)

a reference to a law or regulation or any provisions thereof is to be construed as a reference to such law, regulation or provisions as the same may have been, or may from time to time hereafter be, amended or re-enacted;

(e)	words denoting the singular include the plural and vice versa;

(f)	words denoting a gender also include the other gender;

(g)	the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(h)	words denoting persons include bodies corporate, partnerships, associations and any other organised groups of persons or entities whether incorporated or not.

1.3	Clause headings

Clause headings are for ease of reference only and shall not affect interpretation.

2.	General Obligations of the Parties

2.1	Alvotech hereby engages Alvogen, and Alvogen hereby accepts such engagement, to provide the Alvotech Support Services, either itself or via its Affiliates, throughout the term of the Agreement.

2.2	Alvogen hereby engages Alvotech, and Alvotech hereby accepts such engagement, to provide the Alvogen Support Services, either itself or via its Affiliates, throughout the term of the Agreement.

2.3	In providing the relevant Shared Support Services under the Agreement, each Party will comply in all material aspects with applicable laws and regulations.

2.4

Each Party shall devote such time, means and materials to the business and affairs of the other Party as shall be reasonably necessary to perform the relevant Shared Support Services in an efficient manner and in accordance with reasonable skill, care, and attention and in line with quality standards applicable in the respective market.

3.	Governance and Operational Disputes

3.1	Each of the Parties agrees to maintain information and records, and provide to the other Party such information and access to information, premises and personnel, as is required under the provisions of the Agreement with respect to the Alvotech Support Services or Alvogen Support Services, as applicable.

3.2

The Parties shall discuss on a quarterly basis, through a representative from each Party, the scope and performance of the Shared Support Services (“Scope and Performance”) and whether any amendments or improvements are required in respect of the provision of the Shared Support Services.

3.3

In the event that there are any disputes relating to the Scope and Performance (“Operational Dispute”), the relevant Party disputing the matter shall provide the other Party a written notice of the matter (the “Dispute Notice”). Following the service of a Dispute Notice, the Parties shall use reasonable endeavours to resolve the Operational Dispute, including through a face to face meeting or telephone conference call between the relevant representatives of the relevant Parties, within twenty (20) Business Days from and including the date that Dispute Notice is received by the parties (or such longer period as may be agreed in writing between the parties).

4.	Subcontractors

4.1

Alvotech shall have the right to hire third-party subcontractors to provide the Alvogen Support Services hereunder (a) without Alvogen’s consent, (i) to the extent Alvotech is currently using such third-party subcontractors as of the date hereof, or (ii) to the extent Alvotech will use the third-party subcontractor to provide the applicable service to its own business and to Alvogen, and (b) with Alvogen’s consent, not to be unreasonably withheld or delayed, for any third party contractor that provides Alvogen Support Services to Alvogen only.

4.2

Alvogen shall have the right to hire third-party subcontractors to provide the Alvotech Support Services hereunder (a) without Alvotech’s consent, (i) to the extent Alvogen is currently using such third-party subcontractors as of the date hereof, or (ii) to the extent Alvogen will use the third-party subcontractor to provide the applicable service to its own business and to Alvotech, and (b) with Alvotech’s consent, not to be unreasonably withheld or delayed, for any third party contractor that provides Alvotech Support Services to Alvotech only.

4.3

Each Party shall be liable for the acts and omissions of its subcontractors in relation to Shared Support Services as if the acts and omissions of the subcontractor were the subcontracting Party’s acts and omissions.

5.	Fees

5.1

In consideration for the Alvotech Support Services, Alvotech or its Affiliates will pay a fee amounting to (a) all of Alvogen’s direct costs associated with the provision of the Alvotech Support Services to Alvogen plus a 8% mark-up on such direct costs, and (b) all third-party expenses associated with the provision of the Alvotech Support Services to Alvogen on a pass-through basis without mark-up (collectively, (a) and (b), the “Alvogen Fee”). Alvogen will, upon written request of Alvotech, provide a written breakdown of the costs and expenses incurred during the provision of the Alvotech Support Services and the basis of calculation thereof, including adequate supporting documentation for the Alvogen Fee.

5.2	Alvogen will invoice the Alvogen Fee on a monthly basis in arrears for the Alvotech Support Services. Alvotech will pay the invoiced amount within forty-five (45) days of its receipt of that invoice.

5.3

In consideration for the Alvogen Support Services, Alvogen or its Affiliates will pay a fee amounting to (a) all of Alvotech’s direct costs associated with the provision of the Alvogen Support Services to Alvotech plus a 8% mark-up on such direct costs, and (b) all third-party expenses associated with the provision of the Alvogen Support Services to Alvotech on a pass-through basis without mark-up (collectively, (a) and (b), the “Alvotech Fee”). Alvotech will, upon written request of Alvogen, provide a written breakdown of the costs and expenses incurred during the provision of the Alvogen Support Services and the basis of calculation thereof, including adequate supporting documentation for the Alvotech Fee.

5.4	Alvotech will invoice the Alvotech Fee on a monthly basis in arrears for the Alvogen Support Services. Alvogen will pay the invoiced amount within forty-five (45) days of its receipt of such invoice.

5.5

Each of the Alvogen Fee and Alvotech Fee shall be invoiced by the Parties or their respective Affiliates in the currency in which the cost is incurred or USD or functional currency of the charging entity.

5.6

Each Party and their respective Affiliates may, at all times and as the case may be, set off part or all of the Alvotech Fee and/or Alvogen Fee, as applicable, by the amount of any finally determined debt which Alvogen and/or Alvotech and their respective Affiliates may owe the other Party. Alvotech and/or Alvogen and their respective Affiliates hereby agree to give full effect to any such set-off and to undertake all necessary steps and comply with all necessary formalities in this respect at the request of the other Party.

5.7

VAT will be added, as applicable to the Alvogen Fee and Alvotech Fee amount and payable in addition to it, provided that the Provider issues a valid VAT invoice; or where applicable, VAT will be directly accounted for by the Party or its Affiliate at the appropriate rate under the reverse charge procedure provided for by the EC Directive 2006/112, as amended, and any relevant VAT provision of the jurisdiction in which that Party or its Affiliate receives such supply.

6.	Records and Audit Rights

6.1

During the term of this Agreement, the Parties will keep and maintain, in accordance with past practice and applicable local law requirements, complete and accurate records, books of account, reports and other data necessary for the administration of this Agreement, including records of all direct operating costs related to the Shared Support Services for no less than a period of one (1) year. Each Party will have the right, at its cost and expense, to audit and inspect, through an independent third party auditor subject to reasonable obligations of confidentiality and during normal business hours at a location mutually agreeable to both parties and on reasonable prior written notice, the books and records pertaining to the foregoing during the term and for one (1) year following the expiration or termination of this Agreement.

7.	Amendments and supplements

7.1	The Shared Support Services and the time spent by the Parties’ employees on providing the Shared Support Services will be reviewed on a semi-annual basis.

7.2

The Shared Support Services, the Alvogen Fee and the Alvotech Fee can be amended and supplemented by mutual agreement of the Parties, and upon agreement the Parties will update and replace the relevant Agreement appendixes. With effect from the date of the amendment of the appendixes, the Agreement and the amended appendixes shall be read and construed as one document and save as amended by the appendixes, the Agreement shall continue in full force and effect and all other provisions of the Agreement shall continue to apply.

8.	Confidentiality

8.1

Each Party or its Affiliates, as applicable, performs services in an area of responsibility and confidentiality for the other Party. Each Party agrees, and commits to require any Affiliates and person(s) engaged in rendering the Shared Support Services not to disclose to third parties Confidential Information concerning the relevant Party or its Affiliates and its and their business activities (other than to its permitted subcontractors). Each Party or its Affiliates, as applicable, shall thus maintain in full confidence any Confidential Information which may come to its knowledge in the course of its duties with regard to the other Party or its Affiliates and its and their business activities and only use that Confidential Information for the purposes of fulfilling its obligations, or enforcing its rights, under this Agreement. This confidentiality obligation with respect to Confidential Information relating to the other Party shall continue in force for a period of five (5) years after the termination of this Agreement, notwithstanding its termination for whatever reason.

8.2

“Confidential Information”, as used in this provision, means any information - technical, commercial or of any other nature regardless of whether or not the information is documented, that one Party or its Affiliates and subcontractors obtains from the other Party or its Affiliates or subcontractors in the course of rendering the Shared Support Services, with the exception of information that (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement or act or omission by the recipient or any of its representatives; (b) is or becomes within the possession of the recipient or its representatives on a non-confidential basis from a third-party source, provided that such third party, is not and was not prohibited from disclosing such Confidential Information to the recipient by any legal, fiduciary or contractual obligation; (c) was or is independently developed by the recipient or its representatives without reference to or use of, in whole or in part, any of the other Party’s Confidential Information; or (d) is required to be disclosed under applicable law, rule or requirement of any regulatory or governmental authority or stock exchange; provided, that in the case of the foregoing clause (d), to the extent legally permitted, prior to any disclosure of the other Party’s Confidential Information, the disclosing Party shall provide the other Party prompt notice thereof so that the other Party may, at its sole expense, seek an appropriate protective order or other appropriate remedy, and the disclosing Party shall use commercially reasonable efforts to limit any such disclosure to the precise terms of such requirement and reasonably cooperate with the other Party, to the extent requested thereby, in any attempt to obtain reliable assurance that confidential treatment will be accorded to the information so disclosed; provided, further, that no such notice as described in the foregoing proviso shall be required in connection with any routine examination, investigation, regulatory sweep or other regulatory inquiry not targeted to the other Party or its Confidential Information.

8.3

Upon termination of this Agreement, regardless of cause, each Party shall immediately return all documents and identification papers of any kind that are in their possession and belong to the other Party or destroy all such copies (including copies of any notes created by the other Party or its Affiliates or its representatives) and certify in writing to the other Party that such Confidential Information has been destroyed. This applies to all documents and computer data, originals and copies. Notwithstanding the foregoing (a) each Party may retain Confidential Information in accordance with its internal record retention policies and procedures, and for legal, compliance or regulatory purposes and (b) shall not be deemed to have violated its obligations with respect to destroying Confidential Information to the extent such Confidential Information is located on electronic back-up tapes in accordance with the Party’s or its representative’s normal procedures for backing-up data and such back-up tapes are not easily accessible to the Party and its Affiliates’ employees or officers other than those employees and officers whose duties relate to information technology support. The return or destruction of any such Confidential Information shall not relieve Recipient or its Representatives of any other obligations with respect to such Confidential Information set forth in this Agreement.

9.	Proprietary Information and Inventions

9.1

All know-how, methods, industrial secrets, trademarks or any other form of intellectual property arising from the Provider’s provision of the Shared Support Services shall be the sole property of the respective Party for which the Shared Support Services have been provided (the “Beneficiary”). To the extent such intellectual property is not transferred to the Beneficiary by operation of law, the Provider shall assign freely, and does hereby assign freely, all of Provider’s right, title, and interest in and to such intellectual property to the Beneficiary. The above applies equally if a Party has worked on a project alone or in cooperation with any other contractor of the Beneficiary or specialist or any person(s) hired by the Beneficiary.

9.2

To the extent the Provider is hired by the Beneficiary to work on inventions, the Provider’s salary shall be considered a reasonable and full remuneration for the Beneficiary’s contribution to inventions, and Provider shall assign freely, and does hereby assign freely all right, title and interest in and to such inventions to the Beneficiary.

9.3	The Beneficiary, at its sole discretion, decides if, when and how, any inventions will be patented. The Provider shall grant the Beneficiary all necessary assistance in protecting all intellectual property, be it through a patent application or any other means. This applies even after the Provider is no longer engaged in services for the Beneficiary. If the Beneficiary decides to patent certain inventions the Beneficiary can use the Provider’s name in the application, either alone or with names of other parties involved in the invention.

9.4

The Beneficiary can use the intellectual property referred to in this provision in any way the Beneficiary chooses and has full discretion to transfer such rights, in full or partly, to any third party.

9.5

The Provider shall sign any document needed to confirm the Beneficiary’s ownership of such rights, including a power of attorney which allows the Beneficiary to use the intellectual property freely as the sole owner of such rights.

10.	Term and Termination

10.1	This Agreement is entered into until terminated pursuant to Section 10.2, Section 10.3 or Section 10.4.

10.2	Beginning twelve (12) months after the execution of this Agreement:

(a)

Alvotech may terminate any Alvotech Support Service upon thirty (30) days’ written notice (it being understood that the termination of any Alvogen Support Service will also result in the termination of any related Alvogen Support Services that rely upon the to-be terminated Alvogen Support Service, as set forth on Appendix 2); or

(b)

Alvogen may terminate any Alvogen Support Service upon thirty (30) days’ written notice (it being understood that the termination of any Alvotech Support Service will also result in the termination of any related Alvotech Support Services that rely upon the to-be terminated Alvotech Support Service, as set forth on Appendix 1).

10.3	Beginning twelve (12) months after the execution of this Agreement:

(a)

Alvotech may terminate any Alvogen Support Service upon twelve (12) months’ written notice (it being understood that the termination of any Alvotech Support Service will also result in the termination of any related Alvotech Support Services that rely upon the to-be terminated Alvotech Support Service,); or

(b)

Alvogen may terminate any Alvotech Support Service upon twelve (12) months’ written notice (it being understood that the termination of any Alvogen Support Service will also result in the termination of any related Alvogen Support Services that rely upon the to-be terminated Alvogen Support Service).

10.4	Either Party may terminate this Agreement at the happening of any of the following events:

(a)	if the other Party goes into liquidation or is dissolved or is declared bankrupt or obtains a suspension of its payments or is subject to similar measure under applicable law;

(b)	if the other Party ceases or threatens to cease to carry on its business; or

(c)	if the other Party commits a material breach (faute grave) of its obligations under this Agreement that remains uncured within thirty (30) days after written notice thereof.

11.	Non-Solicitation

11.1

During the term of this Agreement and for a period of 12 months thereafter, each Party shall not (and shall cause its Affiliates not to), directly or indirectly, on behalf of itself or any other Person, solicit for employment or consulting or other services, hire, employ, or engage any employee of the other Party or its Affiliates who was involved in providing Shared Support Services under this Agreement during the 12-month period prior to such solicitation, hiring date, employment date or engagement date, without the prior written approval of the other Party; provided, however, that nothing contained in this Section 11.1 shall prohibit a Party from soliciting or hiring any such individual where (a) such employee shall have responded to a general solicitation for employment or to general advertising, in each case not otherwise aimed or targeted at employees of the other Party, or (b) such employee is brought to the Party by a recruiter, provided that such recruiter was not directed to specifically solicit employees of the other Party (or its Affiliates).

12.	Indemnification and Liability Cap

12.1

Subject to Section 12.3, each Party agrees to indemnify, defend and hold harmless the other Party (“Indemnified Party”), its Affiliates and their equityholders, and its and their directors, managers, officers, employees and agents from and against all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses related to the defense of any claims) (“Losses” and each, individually, a “Loss”), arising from (i) any breach of this Agreement by it, or (ii) the gross negligence, willful misconduct, or fraud of it, in each case except to the extent caused by the Indemnified Party.

12.2

The Indemnified Party will notify promptly the other Party (the “Indemnifying Party”) if it becomes aware of a claim (actual or potential) by any third party for which indemnification may be sought by the Indemnified Party under Clause 12.1 and will give such information with respect thereto as is reasonably known by it or its related parties. The Indemnifying Party’s agreement to indemnify, defend, and hold the other harmless is conditioned on the Indemnified Party: (i) providing written notice to the Indemnifying Party of any claim, demand, or action arising out of the indemnified activities promptly after the Indemnified Party has knowledge of such claim, demand, or action; (ii) permitting the Indemnifying Party to assume full responsibility and costs to investigate, prepare for, and defend against any such claim or demand with counsel of the Indemnifying Party’s choice; (iii) assisting the Indemnifying Party, at the Indemnifying Party’s reasonable expense, in the investigation of, preparation for, and defense of any such claim or demand; and (iv) not compromising or settling such claim or demand without the Indemnifying Party’s written consent. The Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. The Indemnifying Party shall not settle any third-party claim without the Indemnified Party’s prior written consent.

12.3

Except as provided in Section 12.4, the total aggregate liability of each Party under or in connection with this Agreement (including under the indemnity in Section 12.1) and whether arising in contract, tort (including negligence), for breach of statutory duty or otherwise, shall be limited in each Contract Year to:

12.3.1	in the case of Alvotech, [***]; and

12.3.2	in the case of Alvogen, [***].

where “Contract Year” means each twelve (12) month period during the term of this Agreement, with the first such period commencing on the effective date of this Agreement, provided, however, that such limit shall not apply to any liability arising from such Party’s gross negligence, willful misconduct, or fraud.

12.4	Nothing in this Agreement shall exclude or limit a Party’s liability under or in connection with this Agreement for any Losses where such liability cannot be excluded or limited under applicable law.

13.	Notices

13.1

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally to the Party to whom notice is to be given, or (ii) on the first Business Day after delivery to an international courier service, if properly addressed and all costs prepaid, to the Parties.

13.2	Notices shall be sent to the addresses set out in the parties’ section of this Agreement or, if changed, to the address notified by the respective Party to the other in writing.

14.	Miscellaneous

14.1

No Party may assign or transfer any of its rights under this Agreement without the consent of the other Party. For purposes of this Section 14.1, a direct or indirect change of Control shall be deemed a transfer and is prohibited without the consent of the other Party.

14.2	This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements with respect hereto between the Parties.

14.3

No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered, or operate as, a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

14.4

If one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected and any invalid provision shall be deemed to be severable. Each of the Parties agrees in such case to use its best efforts to negotiate in good faith a legally valid and economically equivalent replacement provision.

14.5	This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, all of which shall together constitute one instrument.

14.6

This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. The Parties irrevocably agree that any disputes arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the Rules of Arbitration of the Arbitration Centre of the Luxembourg Chamber of Commerce (the “Rules”) and in force at the time when such proceedings are commenced. The arbitration tribunal shall be composed of three (3) arbitrators to be appointed in accordance with the Rules. The place of arbitration shall be Luxembourg, Grand Duchy of Luxembourg. The language of the arbitration shall be English. Any procedural matter not covered by the Rules, as well as the present clause shall be governed by, and construed in accordance with Luxembourg law.

The Parties have executed this Agreement in counterparts, each party acknowledging receipt of one copy, on the date first above written.

[Remainder of page remains intentionally blank and signature page follows]

Alvotech Holdings S.A.

/s/ Danny Major
By: Danny Major
Title: Authorized Signatory

Alvogen Lux Holdings S.à r.l.

/s/ Robert Wessman
By: Robert Wessman
Title: Director

Appendix 1 - Alvotech Support Services

Alvogen Affiliate	Alvotech entity	Description of the Alvotech Support Service	Line function	Expected monthly cost (excl. markup)
Alvogen US	Alvotech hf

IT services and software solutions:

•  SAP – ECC/ATTP

•  S&T SAP Hosting

•  BPC

•  Exmon

•  BI (reporting service)

•  Simplement

•  Azure Cloud

•  o365 CSP agreement

•  KeepIT

•  SAP Concur

•  LogMeln – Go to Assist

•  DNSMadeEasy

•  DocuSign

•  Cisc Call Manager

			• VP, IT	[***]

Appendix 2 - Alvogen Support Services

Alvotech Affiliate	Alvoqen entity	Description of the Alvoqen Support Service	Line function	Expected monthly cost (excl. markup)
Alvotech Malta	Alvogen US	Tax service (i.e., providing various in-house tax services such as transfer pricing analyses, tax structure advice in connection with corporate and M&A transactions, regular tax returns, liaison with tax authorities, etc.).	• VP, Global Tax & Treasury • Global Tax Director	Estimated to be [***] Time spent will be billed at an hourly rate of [***] per hour

Alvotech hf	Alvogen Lux Holdings S.à r.l.	Transition of finance services, consolidation, monthly close of Alvogen entities and treasury activities.	• Director Group Consolidation	Estimated to be [***] Time spent will be billed at an hourly rate of [***] per hour